As filed with the Securities and Exchange Commission on July 31, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Verde Clean Fuels, Inc.
(Exact name of registrant as specified in its charter)

Delaware	85-1863331
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

711 Louisiana St. Suite 2160, Houston, Texas	77002
(Address of principal executive offices)	(Zip Code)

Verde Clean Fuels, Inc. 2023 Omnibus Incentive Plan
(Full title of the plan)

George Burdette
Chief Executive Officer and Chief Financial Officer

Verde Clean Fuels, Inc.

711 Louisiana St. Suite 2160
Houston, Texas 77002
(908) 281-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Guy Molinari, Esq.
Tarter Krinsky & Drogin LLP
1350 Broadway
New York, NY 10018
(212) 216-1188

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE
REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Verde Clean Fuels, Inc., a Delaware corporation (the “Company”), for the purpose of registering additional shares of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) under the Company’s 2023 Omnibus Incentive Plan (the “Omnibus Plan”).

The number of shares of Common Stock available for issuance under the Omnibus Plan (“Shares”) is subject to an automatic annual increase (the “Evergreen Provision”) on January 1 of each calendar year beginning in 2023 and ending and including 2033, equal to the lesser of (a) 4% of the aggregate number of Shares outstanding on December 31 of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board of Directors of the Company.

The Registrant previously registered Shares under the Omnibus Plan under a Registration Statement on Form S-8 (File No. 333-271477) (the “Prior Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) on April 27, 2023. This Registration Statement registers the 2,822,405 additional Shares available for issuance under the Omnibus Plan as a result of the Evergreen Provision. The additional shares of Common Stock being registered by this Registration Statement are of the same class as those securities registered on the Prior Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the employee benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Commission, either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement, with respect to Shares offered pursuant to the Omnibus Plan, are hereby incorporated by reference herein and made a part of this Registration Statement to the extent not modified or superseded hereby or by any subsequently filed document, which is incorporated by reference herein or therein, and the information required by Part II of Form S-8 is omitted, except as supplemented by the information set forth in this Registration Statement.

The following documents, which have been filed with the Commission, pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement and shall be deemed to be a part hereof from the date of filing of such document (except for information “furnished” under Items 2.02, 7.01, or 9.01 on Form 8-K or other information “furnished” to the Commission which is not deemed filed and not incorporated in this Registration Statement, unless expressly stated otherwise):

(i) (ii)
The Registrant’s Annual Report on Form 10-K (File No. 001-40743) (the “Form 10-K”) for the fiscal year ended December 31, 2025, filed with the Commission on March 27, 2026 (including information specifically incorporated by reference from our Definitive Proxy Statement on Schedule 14A relating to our June 12, 2026 Annual Meeting of Stockholders, filed with the Commission on April 28, 2026, as supplemented by our Additional Definitive Proxy Materials on Schedule 14A, filed with the Commission on April 28, 2026 and June 9, 2026);

The Registrant’s Quarterly Report on Form 10-Q (File No. 001-40743) for the quarterly period ended March 31, 2026, filed with the Commission on May 12, 2026;

(iii)	The Registrant’s Current Reports on Form 8-K (File No. 001-40743) (other than information furnished rather than filed), filed with the Commission on June 9, 2026 and June 15, 2026; and

(iv)
The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on August 12, 2021 (File No. 001-40743) under the Exchange Act, as updated in Exhibit 4.5 to the Form 10-K (File No. 001-40743) filed with the Commission on March 28, 2025, as well as any additional amendments or reports filed for the purpose of updating such description.

Except to the extent that information therein is deemed furnished and not filed pursuant to the Exchange Act, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in the documents incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified, superseded, or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference in this Registration Statement modifies, supersedes, or replaces such statement. Any such statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement. Notwithstanding the foregoing, information “furnished” under Items 2.02, 7.01, or 9.01 of Form 8-K, or other information that is furnished to the Commission and not deemed filed, shall not be incorporated by reference into this Registration Statement or the related prospectus.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law, as the same exists or may hereafter be amended (the “DGCL”). Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnification may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 also provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would otherwise have the power to indemnify such person against such liability under Section 145.

The Registrant’s Fifth Amended and Restated Certificate of Incorporation (the “Charter”) and the Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that the Registrant shall indemnify, to the fullest extent permitted by law, any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she is or was our director or executive officer (as defined in our Bylaws) or serves or served at any other corporation, partnership, joint venture, trust or other enterprise as a director or executive officer at our request.

The Charter eliminates the liability of directors and officers to the fullest extent permitted by the DGCL. Pursuant to Section 102(b)(7) of the DGCL, a corporation may eliminate the personal liability of directors and officers to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or an officer, as applicable, except for liabilities arising (i) from any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) from any transaction from which the director derived an improper personal benefit, or (iv) with respect to a director, under Section 174 of the DGCL, and with respect to an officer, from any action by or in the right of the corporation.

These provisions may be held not to be enforceable for certain violations of the federal securities laws of the United States.

Furthermore, the Registrant has entered into the Indemnification Agreements with each of its directors and executive officers which provide that the Registrant shall indemnify such directors and executive officers under the circumstances and to the extent provided for therein, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending or completed claim, demand, action, suit or proceeding, whether civil, criminal, administrative or investigative, and whether formal or informal, and including appeals, in which he or she may be involved, or is threatened to be involved, as a party or otherwise, to the fullest extent permitted under Delaware law and our Bylaws.

In addition, the Registrant has purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures the Registrant against its obligations to indemnify its officers and directors.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

		Incorporated by Reference
Exhibit Number	Description	Schedule/ Form	File No.	Exhibit	Filing Date

3.1	Fifth Amended and Restated Certificate of Incorporation of Verde Clean Fuels, Inc.	8-K	001-40743	3.1	January 29, 2025

3.2	Certificate of Correction to Fifth Amended and Restated Certificate of Incorporation of Verde Clean Fuels, Inc.	8-K	001-40743	3.1	April 7, 2025

3.3	Amended and Restated Bylaws of Verde Clean Fuels, Inc.	8-K	001-40743	3.2	February 21, 2023

5.1*	Opinion of Tarter Krinsky & Drogin LLP

23.1*	Consent of Deloitte & Touche LLP

23.2*	Consent of Tarter Krinsky & Drogin LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page)

99.1	2023 Omnibus Incentive Plan	8-K	001-40743	10.2	February 21, 2023

99.2*	Form of Non-Employee Director Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement

99.3*	Form of Non-Employee Director Stock Option Grant Notice and Stock Option Agreement

99.4*	Form of Employee Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement

99.5*	Form of Employee Stock Option Grant Notice and Stock Option Agreement

107*	Filing fee table

*	Filed herewith.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on this 30th day of July, 2026.

VERDE CLEAN FUELS, INC.

By:	/s/ George Burdette
Name: George Burdette
Title: Chief Executive Officer and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints each of George Burdette and Jonathan Siegler as the undersigned’s true and lawful attorney-in-fact and agent, with the powers of substitution and revocation, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in order to affect the same as fully, to all intents and purposes, as the undersigned might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ George Burdette	Chief Executive Officer and Chief Financial	July 30, 2026
George Burdette	Officer (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)

/s/ Johnny Dossey	Director	July 30, 2026
Johnny Dossey

/s/ Curtis Hébert, Jr.	Director	July 30, 2026
Curtis Hébert, Jr.

/s/ Graham van’t Hoff	Director	July 30, 2026
Graham van’t Hoff

/s/ Ron Hulme	Director	July 30, 2026
Ron Hulme

/s/ Duncan Palmer	Director	July 30, 2026
Duncan Palmer

/s/ Jonathan Siegler	Director	July 30, 2026
Jonathan Siegler